================================================================================


United States Securities and Exchange Commission
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: July 28, 2006
(Date of earliest event reported: July 26, 2006)

BESTNET COMMUNICATIONS CORP.
-----------------------------------------------------
(Exact name of registrant as specified in its charter)

Nevada                              001-15482                86-1006416
------                              ---------                ----------
(State or other jurisdiction        (Commission              (IRS Employer
of incorporation)                   File Number)             Identification No.)

2850 Thornhills Ave., S.E., Suite 104
Grand Rapids, Michigan 49546
--------------------------------------
(Address of principal executive offices) (Zip Code)

(616) 977-9933 (Registrant's telephone number)
--------------

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act
     (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
     (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Unless otherwise indicated or the context otherwise requires, all references below in this report on Form 8-K to "we," "us" and the "Company" are to BestNet Communications Corp., a Nevada corporation and its subsidiary, Oncologix Corporation, a Nevada corporation. References to "Oncologix" are to Oncologix Corporation.

Cautionary Note Regarding Forward-looking Statements and Risk Factors

The Registrant's Form 10-KSB, any Form 10-QSB or any Form 8-K of the Registrant or any other written or oral statements made by or on behalf of the Registrant may contain forward-looking statements which reflect the Registrant's current views with respect to future events and financial performance. The words "believe," "expect," "anticipate," "intends," "estimate," "forecast," "project," and similar expressions identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new products, services, developments or industry rankings; any statements regarding future economic conditions or performance; any statements of belief; any statements regarding the validity of our intellectual property and patent protection; and any statements of assumptions underlying any of the foregoing. Such "forward-looking statements" are subject to risks and uncertainties set forth from time to time in the Registrant's SEC reports and include, among others, the Risk Factors described below.

Readers are cautioned not to place undue reliance on such forward-looking statements as they speak only of the Registrant's views as of the date the statement was made. The Registrant undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


ITEM 1.01 Entry into Material Definitive Agreements

We are hereby reporting our entry into the following material agreements:

(A) JDA Merger Agreement. On July 26, 2006 we entered into a Merger Agreement with our wholly owned subsidiary, Oncologix Corporation, a Nevada corporation ("Oncologix"), JDA Medical Technologies, Inc., a Maryland corporation ("JDA"), Andrew S. Kennedy, MD, Jeff Franco, Andrew Green and Adam Lowe (filed herewith as Exhibit 10.20) pursuant to which JDA has been merged into Oncologix. The individuals named are the principal shareholders of JDA. Dr. Kennedy and Mr. Franco are JDA's officers and directors and Mess'rs Green and Lowe are consultants to JDA and are, as a result of the Merger, becoming officers of Oncologix. Dr. Kennedy and Mr. Green are becoming members of the Company's Board of Directors and both of them as well as Mr. Lowe are becoming officers and directors of Oncologix. The Merger took place on the same date and its terms are further described under Item 2.01, below.

(B) Master License Agreement. As a result of the Merger described below, Oncologix became the successor to JDA, as Licensee, under an existing Master License Agreement, as amended, with the University of Maryland, Baltimore (the "University"), as Licensor (filed herewith as Exhibit 10.21). That license covers certain microsphere technology owned by the University of Maryland pertaining to: (1) micro particles to which isotopes have been chemically attached for the purposes of treating cancer, (2) a proprietary, kit-based approach to the assembling of microspheres dosed with appropriate radiations, and (3) with post treatment visibility based on the attachment of gamma emitting isotopes to micro particles that allow visualization of the micro particles with diagnostic imaging. This technology and the License are further described under
Item 2.01, below

(C) License Agreement with Fountain Pharmaceuticals, Inc. We also became the successor to JDA, as sublicensor, under a License Agreement with Fountain Pharmaceuticals, Inc., a Delaware corporation, filed herewith as Exhibit 10.22). This agreement grants an exclusive right to manufacture and market products embodying the University of Maryland technology in Mainland China, Taiwan and Hong Kong, and is more fully described below.

(D) Employment Agreements. Upon the Merger, we entered into Employment Agreements, as Employer, with Dr. Kennedy (filed herewith as Exhibit 10.23), Mess'rs Green and Lowe (filed herewith as Exhibits 10.24 and 10.25 respectively) and a Consulting Agreement with Mr. Franco (filed herewith as Exhibit 10.26). Each of these agreements is for an initial term of two years, with renewals as provided by their terms.

     o Dr. Kennedy has been employed as the Chief Scientific and Medical Officer of Oncologix. He will also serve as a member of the Board of Directors of both the Company and Oncologix. He and has agreed to devote the approximate equivalent, in number of hours, of two working days per week to the business of Oncologix and is to be paid an annual salary of $240,000. However, his responsibilities to his medical practice will have priority over his service to the Company.

     o Mr. Green has been employed as Chairman and Chief Executive Officer of Oncologix. He will also serve as a member of the Board of Directors of both the Company and Oncologix. He is to be paid an annual salary of $180,000.

     o Mr. Lowe has been employed as the President and Chief Operating Officer of Oncologix. He will also serve as a member of the Board of Directors of Oncologix. He is to be paid an annual salary of $180,000.

     o Mr. Franco has been engaged as a consultant to Oncologix on a part-time basis (approximately one day per week) pursuant to a two-year Consulting Agreement, a copy of which has been filed herewith as Exhibit 10.26. He is to be paid an annual fee of $75,000.

All of the Employment Agreements and the Consulting Agreement contain two-year covenants not to compete and typical provisions for the protection of confidential information and ownership by the Company of inventions made by such persons while engaged by the Company.


ITEM 2.01 Completion of Acquisition or Disposition of Assets

On July 26, 2006, the merger (the "Merger") contemplated by the Merger Agreement was completed with the filing of a Certificate of Merger with the Secretary of State of Nevada and Articles of Merger, merging JDA into Oncologix Corporation, which is our wholly owned subsidiary.

As a result of the Merger and pursuant to the Merger Agreement, we are issuing 43,000,000 shares of our common stock to the holders of the common stock of JDA at a rate of 4.78 shares of our stock for each share of JDA stock. All options and warrants to acquire any stock of JDA have been terminated. Before the Merger, approximately 47,097,953 shares of our common stock and 443,162 shares of our preferred stock were outstanding. After the Merger 90,097,953 shares of our common stock and the same number of shares of preferred stock are outstanding. Upon the merger, 98,847,960 of our shares are outstanding, on a fully diluted basis, which includes not only shares of common stock, but also shares underlying outstanding shares of convertible preferred stock, warrants, options and convertible debentures that could be exercised or converted into shares of common stock.

Pursuant to the Merger Agreement, the following shares of our common stock issued to the individuals named above have been placed in an escrow: Eighty per cent (80%) of the shares issued to Dr. Kennedy and Mr. Franco respectively and all of the shares issued to Messrs Green and Lowe respectively. Those shares are to be released upon the occurrence of certain specified events, described under
Item 3.02, below. In addition, for as long as they are held in the escrow pending those events, the escrowed shares of Dr. Kennedy and Mr. Franco are to be available as collateral for fulfillment of their possible individual indemnification obligations under the Merger Agreement.

We granted certain piggyback and demand registration rights to the shareholders of JDA with respect to the shares of our stock issued to them.

We agreed to provide $4,000,000 to fund the Oncologix operations. Of that amount, $350,000 had been previously advanced to JDA (as reported in our Current Report on Form 8K filed March 23, 2006). An additional $400,000 was deposited to the account of Oncologix at the Closing of the Merger and the remaining $3,250,000 is to be deposited in installments over a period of six months after the Closing. It should be noted by those reading this Report that if we fail to provide those funds as agreed, we will be in default under the Master License Agreement with the University of Maryland and such default could be grounds for the termination of the Master License Agreement by the University.

We borrowed the funds for the initial $350,000 payment on a six-month convertible promissory note from a non-affiliate (as reported in our Current Report on Form 8K filed on March 23, 2006) who is believed to have been one of our existing shareholders. The $400,000 deposited at the Closing was borrowed on ninety-day notes, bearing interest at the rate of 10% per annum and convertible into shares of our common stock at the price per share equal to the price set in our forthcoming private offering of securities for the purpose of financing the Merger; $200,000 from a husband and wife who are not affiliated with us and $200,000 from Mr. Anthony Silverman, a member of our Board of Directors. We expect to obtain funds to repay these borrowings and to make the additional payments that are to be deposited for the Oncologix account from a private offering to investors. Mr. Silverman has advised us that he does not intend to convert his $200,000 note.


                  BUSINESS OF THE REGISTRANT AND ITS SUBSIDIARY

Significant Change in Direction.
The Merger represents a significant change in our direction and focus and reflects a decision to enter the medical device industry. We are, however, continuing to conduct our Internet related telephone business as described in previous Annual and Quarterly Reports filed pursuant to the Securities Exchange Act of 1934, as amended,


The Oncologix Business.

Background and History
Oncologix was formed on June 26, 2006 as a Nevada corporation to continue the business previously conducted by JDA and is the surviving corporation in a combination with JDA in the Merger.

JDA was organized as a Maryland corporation in 2003. JDA was founded by Andrew
S. Kennedy, MD, David Van Echo, MD, and Mr. Jeff Franco for the purpose of commercially exploiting an innovative technology for treating soft tissue cancers that improves upon current intravascular microsphere brachytherapy. Dr. Kennedy and Dr. van Echo, together with others, invented that technology while associated with the University of Maryland, Baltimore ("the University"), which paid for the research and development effort and which owns the technology. In September 2003, the University granted JDA the Master License Agreement that is mentioned in Item 1.01, above, and further described below. Since that time, until the Merger, the activities of JDA were to participate in the development of software ancillary to the licensed technology and to seek sources of financing.

The Master License Agreement is the principal asset acquired from JDA in the Merger. The University has applied for patents on the licensed technology which are still pending. No patents have yet been issued and there is no assurance that any patents will be issued. If the applications are denied, we will have no legal protection for the intellectual property embodied in the technology and it will become available to others.


Government Regulation
Our activities in the development, manufacture and sale of cancer therapy products are and will be subject to extensive laws, regulations, regulatory approvals and guidelines. Within the United States, therapeutic radiological devices must comply with the U.S. Federal Food, Drug and Cosmetic Act, which is enforced by the Food and Drug Administration ("FDA"). We are also required to adhere to applicable FDA regulations for Good Manufacturing Practices, including extensive record keeping and periodic inspections of manufacturing facilities. Medical devices such as the Oncosphere cannot be used or sold unless they are approved for specified purposes by the FDA. There are two levels of FDA approval. The first is the granting of approval to test the device by experimentation with human patients (called an Investigational Device Exemption or "IDE"); the second is obtaining approval to market the device to the public for the treatment of specified diseases (called Premarket Approval or "PMA").

Our business involves the importing, exporting, design, manufacture, distribution, us and storage of beta and gamma emitting radioisotopes. Those activities in the United States are subject to federal, state and local rules relating to radioactive material promulgated by the Nuclear Regulatory Commission ("NRC"), or states that have subscribed to certain standards and local authorities. In addition, we must comply with NRC, state and U.S. Department of Transportation requirements for labeling and packing shipments of radiation sources to hospitals or others users of our devices. In order to market our devices commercially, we will be required to obtain a sealed source device registration from those subscribing states or the NRC.

Additionally, hospitals in the United States are required to have radiation licenses to hold, handle and use radiation. Many hospitals and/or physicians in the United States will be required to amend their radiation licenses to include our isotopes before receiving and using them. Depending on the state in which the hospital is located, the license amendment will be processed by the responsible subscribing state department or agency or by the NRC.

Obtaining such registration, approvals and licenses can be complicated and time consuming and there is no assurance that any of them can be obtained.


Plan of Operation
Our plans are to complete the development of, and to manufacture, and distribute a medical device, a "microsphere", embodying the licensed technology. We expect to market our version of a microsphere under the name, "Oncosphere". We plan first to focus on liver cancers and then on other forms of soft tissue cancers.

We believe that the Oncosphere, embodying the innovative licensed technology, improves upon chemotherapy, the currently standard treatment for treating soft tissue cancers, as well as being an improvement over other microspheres in current use in intravascular microsphere brachytherapy. A "microsphere" is a radiation-emitting spherical object, approximately one-quarter the width of a human hair, which, in an outpatient procedure, is implanted in the body of the patient in sufficient quantities at the site of the cancer tumor. "Brachytherapy" refers to the process of placing therapeutic radiation sources in or near diseased tissue. "Intravascular" refers to the method of implanting the microsphere through the blood stream. We believe that if and when the Oncosphere reaches the public, we will be able to attain a leadership position in a new and expanding brachytherapy market.

Our initial activity will be to complete the development of the Oncosphere and to conduct the studies and tests necessary to obtain data in support of an application to the FDA for authorization to conduct a clinical study of the Oncosphere (an IDE) to provide data on its safety and effectiveness in support of a PMA.

To obtain an IDE for the Oncosphere, we must first conduct a number of studies and evaluations to collect information to support our application to the FDA. This effort is expected to take between eighteen and twenty-four months. We expect the $4,000,000 we have agreed to commit to this effort will be sufficient, but we cannot be certain that costs will not exceed this amount and we may have to seek additional financing.

Based on the previous experience of Oncologix management in the development of radiation medical devices and obtaining FDA and radiation regulatory approvals, we believe that we have or can readily obtain all of the resources necessary to complete the required studies and evaluations. We intend to employ outside contractors to perform various tasks and studies. While the required expertise is highly specialized, it is available from a number of sources and no difficulty is expected in identifying and engaging qualified contractors.

The estimated application and timing of expenditures for this effort are shown in the following table:

----------------------- --------------------- -------------------- --------------------- --------------------
                         1st Quarter Fiscal   2nd Quarter Fiscal    3rd Quarter Fiscal   4th Quarter Fiscal
                                2007                 2007                  2007                 2007
----------------------- --------------------- -------------------- --------------------- --------------------
Development                         $230,000             $610,000              $335,000             $135,000
----------------------- --------------------- -------------------- --------------------- --------------------
Other General Expenses

                                     354,000              309,000               319,000              319,000
                                     -------              -------               -------              -------
----------------------- --------------------- -------------------- --------------------- --------------------
Totals                              $584,000             $919,000              $654,000              $54,000
                                    ========             ========              ========              =======
----------------------- --------------------- -------------------- --------------------- --------------------


The necessary funds are expected to be raised by the Company in a private placement of securities.

The work necessary to support an application to the FDA for an IDE is generally divided into three phases, as follows.

Development Phase. This is the phase in which there is a definition of the design, the overall process, and the manufacturing feasibility of the product. At the end of this phase there is reasonable scientific and engineering assurance that a design is feasible, that the processes to produce that design are reproducible, and that the product as designed can be manufactured in scalable quantities at reasonable costs. We are engaged in discussions with a view to engaging the assistance of a contract manufacturer in this phase. We will be able to begin Pre-Clinical Testing when this phase is completed, which will be when:

     o (A) A microsphere specification and design are defined that meet the user requirements as defined in the Product Requirements Document;

     o (B) It is demonstrated that lots can be manufactured at pilot plant scale (i.e. in quantities large enough to support an animal study and a pivotal clinical study); and

     o (C) A preliminary manufacturing plan, based on reasonable assumptions, is completed based on data that support a commercially acceptable cost basis for commercial quantities.

Pre-Clinical Testing Phase. In this phase of the project the design is verified against its "product (user) requirements" and the hazards of its use are identified in a risk analysis, both based on the results of animal experimentation. This testing is required by the FDA standards and European Standards governing medical devices for initiation of a clinical trial and is a necessary part of good engineering development and safety. These results will be required to be included in the IDE submission to the FDA. The trial design and final specifications should be based on discussions with and preliminary advice from the FDA.

     o The animal study will be the last pre-clinical test performed before the submission of the IDE to the FDA. The purpose of the animal study will be to:

     o (A). Confirm that radiation effects from the microspheres result in the expected local effect in the liver, without adversely affecting other tissues or organs;

     o    (B), Document and describe any acute and chronic adverse events;

     o (C). Document and describe the feasibility of the delivery of microspheres to the liver without "spilling over" or "drifting" to other places in the body where their effect would be harmful. This study is done by examining each organ of an animal that has been used to test the product; and

     o    (D). Document and describe the any potential liver toxicity.

     o The end of this phase will be the completion of a report of an animal study that meets industry and scientific standards to support the submission of an IDE to the FDA requesting approval for a "pivotal clinical" trial.

Clinical Approval Phase. This is the phase in which the IDE submission is compiled, submitted to the FDA, and an approval to start the "pivotal clinical trial" is granted. The IDE can be compiled and submitted when the design verification is completed in the Pre-Clinical Testing Phase. The FDA responds to IDE submissions within 30 days with an approval, conditional approval, or disapproval. An approval or conditional approval will allow us to begin the treatment of patients in the "pivotal clinical trial".

This Clinical Approval Phase will be considered completed when the FDA letter granting approval or conditional approval is received. Management estimates that this will occur from eighteen months to two years after the Merger. If we are successful, we will then have FDA consent to treat a group of patients on an experimental basis and if successful in that effort, we will then be able to request FDA approval to market the Oncosphere to all patients with specified diseases under a PMA.

We anticipate the need for substantial additional financing at that time, as we do not expect to generate any cash from operations during the intervening period. We have not developed any plans for raising that financing. The form and availability of the financing will depend on general and industry conditions at the time.

Our other activities during that time are expected to include Dr. Kennedy's participation in scientific presentations and papers informing the medical profession and the hospital industry of the benefits of microarterial brachytherapy in general and in training physicians in its application. As progress is made, we will begin to develop manufacturing and marketing plans for the Oncosphere. We will further plan to obtain financing for the necessary personnel, facilities and other requirements for the conduct of a commercial business.

The Product
Soft tissue tumors are among the most difficult forms of cancer to treat. If not cured by initial therapy, these tumors eventually become unresponsive to chemotherapy and spread (metastasize) throughout the body. While there has been some progress in recent years in treating these cancers with surgery and chemotherapy, the five-year survival rates remain less than five percent. There is a strong demand from patients and physicians confronting these types of cancer for effective, easy-to-use therapies with acceptable side effects.

Currently the standard treatment for patients with advanced cancerous tumors is chemotherapy, which is not specific to (does not discriminate as to) various types of cancer and has side effects that damage or destroy many normal cells in addition to the cancer cells. This may result in additional illness and even death. High doses of chemotherapy have typically resulted in extended, unpleasant and sometimes life-threatening hospital stays. Patients often require expensive, intrusive medical attention before they recover and are discharged home.

An alternative therapy, radiation, is most often administered by delivering a beam from an external source through the patient's body and tumor. Because it must travel in a straight line, normal tissues surrounding the tumor also receive radiation and incur damage that can cause significant adverse side effects.

Microsphere-based radiotherapy, a relatively recent form of therapy, solves both the efficacy and toxicity issues for the patient. The microparticles that comprise the microsphere have high doses of radiation attached and can deliver radiation directly into the tumor, thus sparing nearby normal cells and blood vessels. The element carrying the radiation is called Yttrium-90 (Y(90)), used in the treatment of various types of cancer. Chemotherapy drugs can become ineffective from a variety of defenses that cells treated with drugs will sometime develop while radiation, on the other hand, if administered in high enough doses, will usually kill cancerous cells. Therefore, if sufficient quantities of microspheres can be delivered to the tumor, they will be effective in killing the tumor, as there is not an adequate cellular "defense" against radiation.

A sufficient supply of oxygen is a critical factor in destruction of the tumor cell's DNA to be relatively quick and permanent. Radiation becomes much less effective if there is a drop of oxygen in the region of the tumor (hypoxia), not because the tumor cell has itself become unresponsive to radiation but because the oxygen supply is insufficient to make the radiation damage to the tumor permanent; or, in other words fatal for the tumor cell. Microspheres do not cause hypoxia because only a relatively small number of spheres are infused and therefore no reduction in the amount oxygen carried in the blood to the area it is most needed to work in conjunction with radiation. Since normal cells in the distribution of the blood vessel do not have their oxygen supply interrupted, toxicity to the patient is reduced.

Another significant advantage of microsphere-based radiotherapy is that it is administered in an outpatient procedure and most patients are able to return home from four to six hours after treatment.

Treating physicians have additional, technical and professional considerations in selecting from among available therapies. Physicians involved with microsphere-based therapy are usually specialized as medical oncologists, radiation oncologists and interventional radiologists.

The medical oncologist, often the first specialist to meet the patient, is crucial in the management and overall cancer treatment for each patient and is typically responsible for the general oncologic treatment of the patient and for referring the patient to other specialists. Oncologists usually prescribe a variety of chemotherapies in an effort to combat the growth and spread of the cancer. They often request other treatments provided by and coordinate teamwork by surgeons, radiation oncologists, and interventional radiologists. The medical oncologist will generally request one of the following therapies for soft tissue tumors:

     Type of Therapy                                   Administered by
     ---------------                                   ---------------

     Chemo-embolization              (Trans Arterial Interventional Radiologist
     Chemo Embolization)

     External Beam Radiation                         Radiation Oncologist
     Brachytherapy                                   Radiation Oncologist
     Intra-Arterial Radioembolization                Interventional Radiologist


Medical oncologists generally select a form of therapy on the basis of available data relating to patient outcomes from actual experience. There are presently no definitive data supporting the efficacy of micro-arterial brachytherapy in cancer treatment. Medical oncologists are therefore not likely to select this therapy for their patients. However, they often defer to radiation oncologists or surgeons in making decisions involving the use of such new treatments as microsphere-based therapy. Radiation oncologists and surgeons generally become among the first to be aware of newer therapies, as they are usually first marketed to them, as is expected to be the case with microsphere-based therapy. Furthermore, it is anticipated that several studies will become available documenting the effectiveness this therapy as the use of microsphere-based therapy increases, as expected, over the next several years.

Radiation oncologists are usually the first sub specialists that patients meet after meeting with the medical oncologist. Radiation oncologists and nuclear medicine physicians are the only physicians that are legally authorized to administer therapeutic radiation and isotopes by the Nuclear Regulatory Commission (NRC). Microspheres containing radiation are classified as a sealed source of radiation, and are thereby considered a brachytherapy device. Radiation therapy is typically a very exact physical science that can determine precisely where radiation beams and isotopes will go, or have gone, in treating tumors deep in any part of the body. Radiation oncologists are reluctant to administer microspheres without knowing exactly where the radiation will go in the body and in what quantities. Until recently, there has been no radiation dose planning software or other tool to assist radiation oncologists in microsphere therapy. However, there is presently under development a specialized software "tool" that facilitates generating radiation treatment plans, typically based on raw data from CT scanners. We are contributing efforts to this development.

Interventional radiologists use catheters to deliver medication or devices directly to tumors through the body's circulatory system. These catheters are used by interventional radiologists to access the main arteries leading to tumors. As a group they are believed to be the most receptive to microsphere-based radiotherapy as it gives them a new treatment option for patients, and a new service to provide their departments and hospitals. Since interventional radiologists are crucial to the acceptance of this technology, the Company intends to give special attention to interventional radiologists in its future marketing efforts.

Microsphere-based cancer therapies deliver 150 times the radiation dose of existing therapies directly into tumors. Based on industry information, we believe that these microsphere-based therapies have extended the lives of patients by an average of 10.5 months and some patients are still thriving 14 months after treatment. These patients were selected from among a group for which standard and salvage chemotherapy regimens and surgery have already failed and who have, typically, a matter of weeks or months to live at the most.

Substantial problems with existing microsphere-based therapies, however, have kept them from being widely adopted. These include:

(1) Limited and Costly Production - The radioactive isotope must be physically "baked in" to the spheres at a nuclear reactor, which is an expensive manufacturing process;

(2) Fixed Dosage - Because the isotope is "baked in" to the microspheres, there is only one pre-set dosage level, which prevents physicians from tailoring the dosage to the specific needs of the patient; and

(3) Inability to Track the Microspheres - Physicians cannot track the path of the microspheres from injection to the tumor and are therefore unable to ascertain the location of the microspheres in the body of the patient.

We believe that if and when it is approved by the FDA the Oncosphere will provide a solution to the problems with existing microsphere therapies. Rather than being manufactured with complex, central nuclear reactors, the Oncosphere will be assembled with the use of chemical processes made possible by recent advances in polymers and small molecule chemistry that permit the effective binding of highly radioactive isotopes to the microparticles that make up the Oncosphere. The use of chemical processes instead of "pre-baking" is expected to result in numerous highly desirable features that will provide competitive advantages, including:

(1) An ability to produce the Oncosphere devices in greater quantities and at much lower costs than existing microsphere-based therapies.

(2) An ability to tailor the dosage of the Oncospheres to each patient's individual needs.

(3) An ability to use computer software to track the location of the microspheres in the patient's body and to confirm the delivered dose.

(4) The availability of adequate documentation to facilitate proper insurance or Medicare reimbursement for use of the therapy.

We believe that these advantages will be realized for the following reasons:

(1) The Oncosphere's manufacturing process, chemically bonding the isotope to the sphere, is less expensive than currently used processes because it requires only standard chemical laboratory equipment rather than the reactor equipment necessary to activate the material through ion bombardment. Because of the limited size of the reactor chamber required for currently used processes, this factor will also permit processing in larger batch sizes.

(2) The polymer microsphere that is the basis for the Oncosphere has a more consistent size range than currently used products and therefore the radiation dose can be more accurately controlled. As a result, the dose for Oncospheres can be tailored to each patient's individual disease in order to optimize the distribution of microspheres and dose.

(3) While there is currently no commercial software that can provide an oncologist with the ability to prepare a pre-treatment plan or post-treatment verification of microsphere delivery, software currently under development by the Company and two other firms will, we believe, provide the ability to do pre-treatment planning for any microsphere product using yttrium-90 (the element used in brachytherapy) or for which they know the dose kernel (dosimetry). However, The Oncosphere has a gamma (photon) emitting component, which affords the capability of locating the spheres in the patient's body. This is significant because the beta isotope that actually kills the cancer cells cannot be seen outside the body. While we believe that while the addition of a gamma component is possible with other microspheres, the process for doing so are covered by patent applications filed by the University of Maryland and will be protected by any patents that may be issued. There is, of course, no assurance that any patent will be issued or that if it is, it will afford the degree of protection that we expect.

(4) We believe that because the Oncosphere technology allows for post treatment verification, its use will provide physicians and hospitals with the data necessary to support requests for payment by insurance companies and Medicare for additional services.

Competition
We are aware of several companies that have developed microsphere-based products to address soft tissue cancers:

MDS Nordion is a Canadian company with approximately $1.5 billion a year in revenue. Its microsphere product is named "Therasphere". The FDA approved Therasphere for limited use under a Humanitarian Device Exemption (HDE) on December 10, 1999. We believe that Nordian is attempting to collect the patient data from patients treated under the HDE approval to support the submission of a request to the FDA for a PMA. We understand that approximately 200 doses of Therasphere were administered in 2002.

Sirtex is an Australian company with approximately $11,000,000 in assets. Its microsphere product is named "SIR-Spheres". The FDA approved a PMA for SIR-Spheres on March 5, 2002 for treatment of colorectal cancer metastases in the liver concurrently with chemotherapy administered into the liver directly by means of a hepatic arterial pump. Approximately 400 doses of the SIR-Spheres were administered in the year 2003, 900 doses in the year 2004 and 2,500 doses in the year 2005 worldwide.

pSivida, a British development stage company, has developed a competing brachytherapy product that is injected directly into solid tumors. This technique does not compete directly with JDA-Spheres, but is intended to treat some of the same diseases as microspheres. pSivida is publicly traded under symbol PSDV on the NASDAQ exchange.


Marketing Strategy
We believe that we will not be able to enter the market until approximately the year 2010. Until then, our efforts will consist of informing the medical profession and the hospital industry about microarterial brachytherapy and training physicians in its application. We expect these activities to be carried on primarily through the efforts of Andrew S. Kennedy, MD, one of the founders of JDA and now a director of both Oncologix and BestNet Communications Corp., the parent corporation of Oncologix, and the Chief Scientific and Medical Officer of Oncologix.

An important factor influencing physicians' decisions in selecting forms of therapy is the availability of reimbursement by insurance companies and Medicare. Presently, physicians and hospitals using similar products are reimbursed at the rate of $14,000 per dose. Based on our preliminary analyses, we expect to be able to make each dose at a cost of not more than $4,000. It is expected that each physician will be able to administer from two to four doses per week. In view of the complex nature of the disease and the expertise involved in treating the patient, it is anticipated that most of the procedures will initially be conducted by a few highly experienced medical teams, commonly referred to as "centers of excellence". Our initial product marketing effort will focus on soliciting premier institutions and clinics to emphasize microsphere therapy in their practice. We anticipate that within two years of the initial product launch, approximately fifty medical centers will be performing the procedure regularly, each administering 100 doses annually (5,000 doses in total). This would result in gross revenue of approximately $70,000,000. It is believed that there are more than 130,000 patients with the characteristics of this disease in the US alone. We believe that each patient will be eligible for two to six treatments with the Oncosphere over their lifetimes. This is due to two primary factors:

     o (1) The ability with the Oncosphere to track the placement of the isotopes when they are embedded in the patient's tumor; and

     o (2) The delivery of a smaller number of spheres in each dose compared to other products, thus allowing more physician flexibility in prescribing the amount of spheres (and subsequently, radiation dose) delivered during a single treatment.

Thus, repeat treatments are feasible if larger tumors do not completely respond to the first treatment, or if new tumors should grow in the liver. Physicians (especially radiation oncologists) regularly administer follow-on doses, or "fractionated" doses, rather than all at once in an effort to control the tumor growth incrementally.

The American Cancer Society's annual report shows that overall death rates from pancreas and liver cancer (two of the types we intend to target) are increasing and that the market we intend to pursue appears to be stable, with some sectors growing at a rate of approximately 3-5% annually.

Readers of this Report should bear in mind, however, that our entry into the market is a number of years in the future and that present insurance reimbursement rates, manufacturing costs and other factors influencing our business may change during that period. They should further consider that during that time, new products could emerge that could afford better results at lower cost than the Oncosphere.


Software
Currently, there is no available software that provides an oncologist with a pre-treatment plan or post-treatment verification of microsphere delivery. Certain software now under development by Oncologix and associated companies is expected to provide the capability for pre-treatment planning for any microsphere using yttrium-90 or other radioactive isotope whose dose kernel (radiation dosimetry) has been determined. However, post-treatment dose verification will be available only for microspheres having a gamma (photon) emitting component. The Oncosphere has a gamma-emitting component that can be measured analyzed with the use of this software. We believe that when and if issued, the patents pending on the Oncosphere technology will cover that gamma-emitting feature.


The Master License Agreement
The business of Oncologix is made possible by the Master License Agreement ("License"), effective September 16, 2003, between Oncologix's predecessor, JDA, and the University. The following description of the License is incomplete and is qualified in every respect by the full text thereof, as amended, which is filed as an Exhibit to this Report.

We have the exclusive worldwide right to make, have made, use, lease, offer to sell, sell and import products based on the technology embodied in the Oncosphere, generally known as "Instant Microspheres for Microarterial Imaging and Radiotherapy", subject to the terms of the License, including certain reservations of rights (which we do not believe are material) in the University and the U.S. Government. We may grant sublicenses and assign our rights under certain conditions.

The continuation of the License is subject to termination if we fail to perform under certain requirements of the License, including:

     o    Making certain reports of our activities to the University;

     o Having applied for an IDE from the FDA not later than September 16, 2008;

     o    Having obtained a PMA from the FDA not later than September 16, 2011;

     o Having completed the $4,000,000 funding for the Oncologix operations as described above in this Report;

     o Make the following lump sum payments (in addition to payments already made): $25,000 upon the commencement of a Clinical Trial of a licensed product in any country other than the U.S. or filing an application with the FDA for an IDE, $50,000 three months after FDA approval of a PMA, $50,000 upon receipt of a PMA from the FDA, $100,000 upon any future change in control of Oncologix, and $200,000 at the end of the first calendar year in which Net Sales of Oncospheres exceeds $5,000,000. Royalties are to be paid on a country-by-country basis.

     o Reimburse the University for legal fees paid to patent counsel in connection with the licensed technology;

     o Pay royalties as follows: 2.5% of Net Sales on a semi-annual basis but a minimum of $10,000 for each year after commercial sales begin, and 25% of royalties received by us from sublicensees, subject to various adjustments and qualifications contained in the License.

We are also obligated to indemnify the University against certain expenses as provided in the License, as amended.

We have granted an exclusive sublicense under the License to Fountain Pharmaceuticals, Inc., a Delaware corporation, for China, Taiwan and Hong Kong. The provisions of the sublicense generally mirror those of the License; the royalty rate thereunder is three percent (3%). A copy of the sublicense is filed herewith.


Intellectual Property Protection
We intend to rely on patent laws, software security measures, license agreements and nondisclosure agreements to protect our exclusive rights under our Master License Agreement with the University. Although patents have been applied for the technology underlying the Oncosphere, no patent has yet been granted and there is no guarantee or assurance that any will be granted or that that technology will be patentable.

While there will be no legal protection for the software described above, the technology that includes the capability of using it to advantage is covered by the pending University patent applications.

Research and Development
Although Dr. Andrew S. Kennedy was one of the inventors of the Oncosphere technology, he and his co-inventors were, at the time, associated with the University, which bore the expense of research and development and is the owner of the technology. We believe that the actual cash expense was approximately $200,000 without including the value of the time spent by the inventors. JDA has paid $10,000 as a contribution to the expense of the development by another company of the Software described above. Our plans for funding continued research and development are reflected in the budget described under "Plan of Operation".


Employees
We intend to engage outside contractors and consultants during the development phases described under "Plan of Operation". During that time, our only employees will be the three officers of Oncologix; Dr. Andrew S. Kennedy (on the equivalent of two days per week basis) and Mess'rs Andrew Green and Adam Lowe. Financial, accounting and administrative functions will be performed by Mr. Michael Kramarz, the Chief Financial Officer of BestNet Communications Corp., the Parent company. See "Management". We plan, however, to hire people for the conduct of clinical trials.


Property
There are presently no facilities for Oncologix; its officers now work from their homes. We intend, however, to seek leased office facilities in the Atlanta area for our executive officers and shared space in Gary, North Carolina, for technical work. While there are now no lease commitments, we anticipate that our total lease charges will be approximately $3,000 per month. These facilities would be in addition to the Company's principal offices in Grand Rapids, Michigan and its operations facility in Toronto, Ontario, as described in the Company's Annual Report on Form 10KSB.

Risk Factors
Those interested in investing in the Company because of the Merger should carefully consider the following Risk Factors pertaining to Oncologix as well as the risks and uncertainties that are described in the Company's most recent Annual and Quarterly Reports under the Securities Exchange Act of 1934.

Going Concern Qualification. Our Independent Accountants have expressed doubt about our ability to continue as a going concern. The ability to continue as a going concern is an issue raised as a result of the material operating losses incurred since inception, and its stockholders' deficit. We expect to continue to experience net operating losses. Our ability to continue as a going concern is subject to our ability to obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities or obtaining loans from various financial institutions where possible. The going concern increases the difficulty in meeting such goals.

Need for Additional Capital. We will need substantial funds to complete the development, manufacturing, and marketing of our potential future products. Consequently, we will seek to raise further capital through not only possible public and private offerings of equity and debt securities, but also collaborative arrangements, strategic alliances, and equity and debt financings or from other sources. We now estimate the need to raise at least $10,000,000 of additional funding by the end of 2008 to fund working capital. We may be unable to raise additional capital on commercially acceptable terms, if at all, and if we raise capital through additional equity financing, existing shareholders may have their ownership interests diluted. Our failure to be able to generate adequate funds from operations or from additional sources would harm our business.

Uncertainties Regarding Healthcare Reimbursement and Reform. Our ability to commercialize products depends in part on the extent to which healthcare services and products are paid by governmental agencies, private health insurers and other organizations, such as health maintenance organizations, for the cost of such products and related treatments. Our business could be harmed if healthcare payers and providers implement cost-containment measures and governmental agencies implement measures that reduce payment to our customers for their use of our products.

Industry Intensely Competitive. The medical device industry is intensely competitive. We will compete with both public and private medical device, biotechnology and pharmaceutical companies that have been established longer than we have, have a greater number of products on the market, have greater financial and other resources and have other technological or competitive advantages. We also compete in the development of technologies and processes and in acquiring personnel and technology from academic institutions, government agencies, and other private and public research organizations. We cannot be certain that one or more of our competitors will not receive patent protection that dominates, blocks or adversely affects our product development or business; will benefit from significantly greater sales and marketing capabilities or will not develop products that are accepted more widely than ours.

Intellectual Property Risk. Our ability to obtain and maintain patent and other protection for our products will affect our success. We have exclusive licenses to technologies subject to patent applications in the U.S. and four foreign countries. The patent positions of medical device companies can be highly uncertain and involve complex legal and factual questions. Our patent rights, if granted, may not be upheld in a court of law if challenged. Our patent rights may not provide competitive advantages for our products and may be challenged, infringed upon or circumvented by our competitors. We cannot patent our products in all countries or afford to litigate every potential violation worldwide. Because of the large number of patent filings in the medical device and biotechnology field, our competitors may have filed applications or been issued patents and may obtain additional patents and proprietary rights relating to products or processes competitive with or similar to ours. We cannot be certain that U.S. or foreign patents do not exist or will not issue that would harm our ability to commercialize our products and product candidates.

Possible Failure to Comply with Government Regulations. We, and any prospective contract manufacturers and suppliers are subject to extensive, complex, costly, and evolving governmental rules, regulations and restrictions administered by the FDA, by other federal and state agencies, and by governmental authorities in other countries. In the United States, our products cannot be marketed until they are approved for market by the FDA. No application for FDA approval for the marketing of the Oncosphere has yet been made and we do not expect to be in a position to do so for approximately eighteen months to two years. Obtaining FDA market approval involves the submission, among other information, of the results of preclinical and clinical studies on the product, and requires substantial time, effort and financial resources. The FDA, and other federal and state agencies, as well as equivalent agencies of other countries with whom we will export our products, will also perform pre-licensing inspections of our facility, if any, and our contract manufacturers' and suppliers' facilities. Our failure or the failure of our contract manufacturers or suppliers to meet FDA or other agencies' requirements would delay or preclude our ability to sell our products potentially having an adverse material effect on our business. Even with FDA market approval, we, as well as our partners, contract manufacturers and suppliers, are subject to numerous FDA requirements covering, among other things, testing, manufacturing, quality control, labeling and continuing review of medical products, and to permit government inspection at all times. Failure to meet or comply with any rules, regulations, or restrictions of the FDA or other agencies could result in fines, unanticipated expenditures, product delays, non-approval or recall, interruption of production, and criminal prosecution.

Exposure to Product Liability Claims. Our design, testing, development, manufacture, and marketing of products involve an inherent risk of exposure to product liability claims and related adverse publicity. Insurance coverage is expensive and difficult to obtain, and, in the future we may be unable to obtain coverage on acceptable terms, if at all. If we are unable to obtain sufficient insurance at an acceptable cost or if a successful product liability claim is made against us, whether fully covered by insurance or not, our business could be harmed.

Exposure to Environmental Risks. Our business involves the controlled use of hazardous materials, chemicals, biologics, and radioactive compounds. Manufacturing is extremely susceptible to product loss due to radioactive, microbial, or viral contamination; material equipment failure; or vendor or operator error; or due to the very nature of the product's short half-life. Although we believe that when we become operational, our safety procedures for handling and disposing of such materials will comply with state and federal standards there will always be the risk of accidental contamination or injury. In addition, radioactive, microbial, or viral contamination may cause the closure of the respective manufacturing facility for an extended period of time. By law, radioactive materials may only be disposed of at state-approved facilities. If we were to become liable for an accident, or if we were to suffer an extended facility shutdown, we could incur significant costs, damages, and penalties that could harm our business.

Reliance on Key Personnel. Our success will depend, to a great extent, upon the experience, abilities and continued services of our executive officers and key scientific personnel. If we lose the services of any of these officers or key scientific personnel, our business could be harmed. Our success also will depend upon our ability to attract and retain other highly qualified scientific, managerial, sales, and manufacturing personnel and our ability to develop and maintain relationships with key individuals in the industry. Competition for these personnel and relationships is intense and we compete with numerous pharmaceutical and biotechnology companies as well as with universities and non-profit research organizations. We may not be able to continue to attract and retain qualified personnel.

Uncertain Value of Our License from the University. Although we believe that the patent pending on our licensed technology has significant value, we cannot be confident that other similar technology does not exist or will not be discovered, or that any patents, if granted, will be enforceable.

Uncertainty as to our Ability to Initiate Operations and Manage Growth. Our efforts to commercialize our medical products will result in new and increased responsibilities for management personnel and will place a strain upon our management, financial systems, and resources. We may be required to continue to implement and to improve our management, operating and financial systems, procedures and controls on a timely basis and to expand, train, motivate and manage our employees. There can be no assurance that our personnel, systems, procedures, and controls will be adequate to support our future operations.


Item 3.02 Unregistered Sale of Equity Securities.

In consideration of the Merger described above, we issued 43,000,000 shares of our common stock to the shareholders of JDA. This transaction was not registered under the Securities Act of 1933 (the "Act") in reliance on the exemption from registration afforded by section 4.2 of the Act, and Regulation D promulgated thereunder. The shares were issued to a total of __ persons, including four executive officers of Oncologix, one major educational institution of the state of Maryland and __ others, all of whom were determined to be Accredited Investors as defined under the Act in reliance on written information provided by them to us. All of the shares so issued are restricted as to transfer unless registered under the Act or an exemption from such registration is available under any of its provisions and we are furnished with a written opinion of counsel to that effect. The certificates evidencing all of the shares contain a legend to that effect and the records of our stock transfer agent have been marked accordingly.

Under the terms of the Merger Agreement, we agreed to use our best efforts to register up to 500,000 of the shares for resale under the Act six months after the Closing of the Merger. None of the holders of those 500,000 shares are owned by the officers, directors or major shareholders of JDA.

Eighty percent of the shares that were issued to Andrew s. Kennedy, MD, and to Mr. Jeff Franco, and all of the shares issued to Mess'rs Andrew Green and Adam Lowe have been placed in an escrow for the purposes described below. Dr Kennedy and Mr. Franco were officers and directors of JDA prior to the Merger. Dr Kennedy has been elected as a member of our Board of Directors and is employed as the Chief Scientific and Medical Officer of Oncologix (a position to which he will devote approximately 40% of his working time that does not conflict with his practice medicine, which he is continuing). Mr. Franco was an officer and director of JDA and has been engaged as a part-time consultant to Oncologix for a period of two years.

The shares placed in the escrow will be released to their respective owners as each of the three development phases described above haven been attained, as follows: Twenty-five percent (25%) of the escrowed shares will be released upon achievement of the Development Phase; Thirty-one and one-quarter percent (31.25%) of the escrowed shares will be released upon achievement of the Pre-Clinical Testing phase; and All of the remaining shares (forty.-three and three-quarters percent (43.75%)) will be released upon achievement of the Clinical Approval Phase.

If, however, any of the objectives have not have been achieved on or before the sixth anniversary date of the Closing under this Agreement, any of the shares that have not been released shall be returned to the Company and restored to the status of authorized but unissued shares of our common stock. While they remain in the escrow, the shares belonging to Dr. Kennedy and Mr. Franco will be available to compensate the Company for damages arising out of a breach of the representations and warranties made by JDA and Dr. Kennedy and Mr. Franco in the Merger Agreement.

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Note: in the following, the "Parent" refers to BestNet Communications Corp., the Registrant and "Oncologix" refers to Oncologix Corporation, its wholly owned subsidiary.

None of the officers and directors of the Parent have departed. The following persons have been elected to the positions indicated.

Andrew Green - a Director of the Parent and as a Director and Chief Executive Officer of Oncologix.

Andrew S. Kennedy, MD - a Director of the Parent and as a Director and Chief Scientific and Medical Officer of Oncologix.

Steven Kurtzman, MD - a Director of Oncologix. Dr. Kurtzman is also an advisor to the Parent.

Adam Lowe - a Director, President and Chief Operating Officer of Oncologix.

Stanley L. Schloz, a Director and Chief Executive Officer of the Parent, and Barry Griffith, a Director of the Parent, have been also elected as Directors of Oncologix.

Michael Karmarz, Chief Financial Officer and Secretary of the Parent, has also been elected as Chief Financial Officer and Secretary of Oncologix.


The respective ages and backgrounds of those of the above who are officers or Directors of the Parent are disclosed in the Parent's most recent Annual Report filed under the Securities Exchange Act of 1934. That information with respect to the newly elected offices and Directors of the Parent and of Oncologix are as follows:

Andrew Kennedy, MD, (age 42), was a Founder of JDA and became a Director of both the Parent and Oncologix and Chief Scientific and Medical Officer of Oncologix upon the Merger, and is expected to serve on the equivalent of a two-day per week basis. The major part of his time and efforts will continue to be applied to his position as co-medical director for Wake Radiology Oncology Services in Cary, North Carolina, where he has been since 2002 and where his primary activity is providing patients with treatments for cancer, specializing in gastrointestinal cancers, as well as cancers of the breast, lung and cervix. From 1997 until 2002, he was an associate professor in the Radiation Oncology and head of GI radiation oncology at The University of Maryland School of Medicine, and Residency program director. He is an internationally known radiation oncologist He has given numerous presentations on radiation therapy for the treatment of colorectal and liver cancer, and was instrumental in reintroducing an important new treatment for liver cancer, called infusion of microspheres, which offers hope to patients who have not had success with chemotherapy. He developed the most commonly used protocol in the US for infusion of microspheres and is the recipient of more than $900,000 in research grants to further investigate this and other cancer treatments. He has written many peer-reviewed scientific papers, articles, book chapters and abstracts on radiation oncology and has been invited to give presentations on radiation therapy for GI cancers and infusion of microspheres at the premier medical conferences in the United States, Asia and Europe. He is a graduate of Loma Linda School of Medicine, in Loma Linda, California, and completed his residency at The University of North Carolina at Chapel Hill, where, as chief resident, and later a research fellow, he completed significant work in three-dimensional treatment planning (3D external beam radiation therapy) and radiobiology research.


Andrew M. Green (age 37) became a Director of both the Parent and Oncologix and Chairman and Chief Executive Officer of Oncologix upon the Merger. He had been a consultant to JDA from May 2006 until the Merger. Previously, since June 2005, he and Mr. Adam Lowe (see below) were employed by NeoMedica, LLC, a consulting group owned by them, that specialized in executive level medical device consulting for clients that included early stage ventures dealing with Class III devices involving cardiology, ophthalmology, orthopedics, and electrophysiology. Prior to that, from 1996 until 2005, he was employed by the Novoste Corporation (a publicly traded medical device company) in obtaining approval of its intravascular brachytherapy device through the various medical device and radiation regulatory agencies throughout the world. His final position with Novoste was as a corporate officer with responsibility for Regulatory Affairs, Clinical Affairs, Quality Assurance and New Technology/Business Development. From 1993 until his employment with Novoste, he was employed as a Scientific Reviewer/Biomedical Engineer for the FDA, where he was responsible for the review of scientific, technical, pre-clinical and clinical data submitted in support of the safety and effectiveness of both interventional and general cardiovascular devices. He holds a BS degree in Biological Sciences and an MS degree in Bioengineering, both from Clemson University, where his research focused on characterization and use of materials in a biological environment. He also served in the US Army as a Field Combat Medical Specialist.


Adam G. Lowe (age 43) became a Director of Oncologix and President and Chief Operating Officer of Oncologix upon the Merger. He had been a consultant to JDA from May 2006 until the Merger. Previously, since June 2005, he and Mr. Andrew Green (see above) were employed by NeoMedica, LLC, a consulting group owned by them, that specialized in executive level medical device consulting for clients that included early stage ventures dealing with Class III devices involving cardiology, ophthalmology, orthopedics, and electrophysiology. Prior to that, from 1999, he was employed by the Novoste Corporation (a publicly traded medical device company) as a corporate officer in the areas of Quality Assurance, Regulatory Affairs and Operations dealing with Class II and III devices focused on cardiology, oncology, radiology, and urology. Before his employment by Novoste, he was employed by C.R. Bard, Inc. from 1988 until 1981 and again from 1993 until 1999in various quality assurance positions in the areas of oncology, radiology and urology with his last being as Vice President of Quality. He was employed by Johnson & Johnson from 1991 until 1993. He holds a BS-Materials Science and Engineering degree with a concentration in polymer science from North Carolina State University.


Steven Kurtzman (age 44) became a director of Oncologix upon the Merger. He has, since December 2005 been an advisor to the Parent and has been since January 2006 on the Advisory Board of IsoRay Medical, Inc. a publicly traded company that manufactures and markets radiation devices for brachytherapy primarily for the treatment of prostrate cancer. He has, since 1998, been practicing medicine in San Francisco, California, specializing in radiation oncology. He is currently the Director of Brachytherapy for Western Radiation Oncology, P.C. He is considered an expert in the management of prostate cancer and has lectured on and taught prostate brachytherapy nationally. He holds a BA from Cornell University and is a graduate of Case Western Reserve University School of Medicine. He completed his residency training in radiation oncology at the Hospital of the University of Pennsylvania.


Executive Compensation

Summary Compensation Table for New Oncologix Officers
The following table shows the compensation for the officers of Oncologix as approved for the next two years pursuant to Employment Agreement between the Company and the respective officers.



                                        Annual                   Long Term Compensation
---------------------------------------------------------------------------------------------------------------------------------
                                                 Compensation Awards                                 Payouts
---------------------------------------------------------------------------------------------------------------------------------

                                                                      Restricted   Securities
                                                                       Stock       Underlying         LTIP           All Other
Name and Principal Position         Year         Salary        Bonus   Awards      Options/SARs       Payouts       Compensation
                                                   ($)          ($)     ($)            (#)             ($)              ($)
Andrew Green, Chief                 2006         180,000         0       0           125,000            0                0
Executive Officer

Adam Lowe, Chief                    2006         180,000         0       0           125,000            0                0
Operating Officer

Andrew Kennedy, Chief               2006         240,000         0       0                 0            0                 0
Medical Officer


Securities Ownership of Certain Beneficial Owners and Management
The following table shows the ownership of the Company's voting stock by officers, directors and holders of 5% or more of the outstanding stock after giving effect to the issuance of the Company's common stock upon the Closing of the Merger described above in this Report.


Name and Address                                 Amount and Nature             Percent
Of Beneficial Owner (1)                        of Beneficial Owner (2)(3)    of Class (3)
-----------------------                        --------------------------    ------------

Michael A. Kramarz                                   155,000(4)                 *

Kelvin C. Wilbore                                    155,860(5)                 *

Stanley L. Schloz                                    986,695(6)                  1.09

Barry Griffith                                       74,133(7)                  *

Anthony Silverman                                    4,171,653(8)                4.58%

Andrew Kennedy                                       13,949,738(9)              15.48%

Jeff Franco                                          13,949,738(10)             15.48%

Andrew Green                                         3,761,790(11)               4.18%

Adam Lowe                                            3,761,790(12)               4.18%

All directors and executive officers
as a group (5 persons)                               26,860,799(13)             29.41%

* Less than 1% Amounts and percentages in the table are based upon 90,097,953 shares of Common Stock outstanding.

(1) Unless otherwise noted, the address of each holder is 2850 Thornhills Ave. SE, Suite 104, Grand Rapids, Michigan 49546.

(2) A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from July 21, 2006 through the exercise of any option, warrant or other right. Shares of Common Stock subject to options, warrants or rights which are currently exercisable or exercisable within 60 days are deemed outstanding solely for computing the percentage of the person holding such options, warrants or rights, but are not deemed outstanding for computing the percentage of any other person.

(3) Outstanding as of July 26, 2006.

(4) This amount represents 155,000 vested stock options.

(5) This amount represents 155,860 vested stock options.

(6) This amount represents 95,000 vested stock options and direct ownership of 734,992 shares of Company's common stock and indirect ownership of 156,703 shares of common stock owned by Katsinam Partners LP, of which Mr. Schloz is a 7.843% owner.

(7) This amount represents 74,133 vested stock options

(8) This amount represents direct ownership of 73,333 vested stock options direct ownership of 2,918,400 shares of the Company's common stock, direct ownership of 150,000 warrants to purchase the Company's common stock and direct ownership of 670,417 shares of common stock underlying a convertible promissory note; indirect ownership of 352,447 shares of the company's common stock and 7,056 warrants to purchase the Company's common stock owned by Katsinam Partners, LP, of which Mr. Silverman is a 17.64% shareholder.

(9) This amount represents 13,949,738 restricted shares of the Company's common stock.

(10) This amount represents 13,949,738 restricted shares of the Company's common stock.

(11) This amount represents 3,761,790 restricted shares of the Company's common stock.

(12) This amount represents 3,761,790 restricted shares of the Company's common stock.

All of the persons listed above, with the exception of Jeff Franco, are either officers or directors of BestNet Communications Corp. or of Oncologix or both.


ITEM 9.01 Financial Statements and Exhibits

(a) Financial Statements of Business Acquired

To be filed by amendment.

(b) Pro Forma Financial Information

To be filed by amendment.

(c) Exhibits
    --------

Exhibit            Title
-------            -----


Exhibit 10.20 Agreement of Merger and Plan of Reorganization by and among BestNet Communications Corp., Oncologix Corporation,
                 JDA Medical Technologies Inc. and the Principal Shareholders and the Executive Shareholders of JA Medical Technologies, Inc.

Exhibit 10.21 Master License Agreement with the University of Maryland, as amended

Exhibit 10.22    To be filed by Amendment.

Exhibit 10.23    Employment Agreement with Dr. Kennedy

Exhibit 10.24    Employment Agreement with Mr. Green

Exhibit 10.25    Employment Agreement with Mr. Lowe

Exhibit 10.26    Consulting Agreement with Mr. Franco

SIGNATURES



      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         BestNet Communications Corporation


                                    By: /s/  Stanley L. Schloz
                                             -----------------------------------
                                             Stanley L. Schloz
                                             President

                                    By: /s/  Michael A. Kramarz
                                             -----------------------------------
                                             Michael A. Kramarz
                                             Chief Financial Officer




Date: July 28, 2006


22